

KOSS®
stereophones

Annual Report 2011

A Letter to the Stockholders

Dear Stockholder,

A strong fourth quarter brought a very positive close to the fiscal year ended June 30, 2011.

Net sales for the fourth quarter increased by 26.5% to $10.3 million compared to $8.1 million in 2010. Gross margins were 37.9% compared with 36.9% for the same quarter one year ago. Income from operations was $1,778,879 compared with a loss of $388,904 in 2010. Net income was $1,787,397 compared with a loss of $423,450 for the same quarter last year.

Fiscal year net revenue for 2011 finished up by 2.3% to $41.5 million compared to $40.6 million in 2010. Gross margins for the year decreased by 1% to 40.6%. Income from operations was $6,251,318 for the year compared with a loss of $4,955,767 in fiscal year 2010. Net income increased to $4,373,331 compared with a loss in 2010 of $3,572,225.

Sales results were mixed by customer type, and by territory. Overall, export sales posted the biggest gains with distributors in Scandinavia, the Czech Republic, and France leading the way with strong performance.

In 2011, we were able to reduce our inventory of slow moving or obsolete products and packaging. These sales were at lower gross margins and combined with increased costs for warranty and freight to reduce gross profit percentages to 40.6% compared with 41.5% in fiscal year 2010.

The Company experienced an increase in SG&A during the year. This increase was led by increases in profit-based incentive compensation, increases in costs relating to audit and tax preparation as well as additional costs for a third party independent internal audit function. Most of these increases over the prior year are directly tied to increases in profitability and compare to zero direct expenses for the same items due to losses in 2010.

We have many concerns about the political and social unrest percolating throughout the Middle East, Europe, Central Asia and even the USA. Much of this unrest can be tied directly to an expansion of a variety of social entitlement programs that no longer appear to be affordable to the taxpaying public. As government belts are forced to tighten, the availability of credit will continue to remain an international issue affecting our suppliers, distributors and retail customers. Uncertainty over the possibility of another recession will further exacerbate financial decisions and restrict investments.

If tightening credit translates to restrictions in merchandise restocking, a cascade of "out of stocks" and limited replenishments traditionally follows. The back to school season has already provided indications that a slow retail holiday season will follow.

As you read this, Koss is preparing to launch a new product initiative that has been over three years in the making. The new technology is known as Striva and will represent an entirely new way to customize the personal listening experience that the Company first introduced to the world in 1958.

In Autumn 2011 the Company is set to unveil a new interactive web site to support this breakthrough technology. At the same time, Koss will announce that it has joined forces with a number of distinctive innovators in the music and active lifestyle industry to extend an entirely unique branding experience based upon the Company's long-standing promise that "Hearing is Believing."

Thank you for your support through the last year. We believe our Company is poised to take advantage of a breakthrough in technology.

The revolution is in the air.

John C. Koss
Founder and Chairman

Michael J. Koss
President and CEO



Koss iL100
Scheduled Release: Fall 2011


Tony Bennett
KOSS
Tony Bennett

Tony Bennett Signature Edition Stereophone
Scheduled Release: September 2011

Koss Corporation Consolidated Balance Sheets

As of June 30,	2011	2010
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 160,542	$ 125,496
Accounts receivable, less allowance for doubtful accounts of $278,828 and $757,535, respectively	6,015,212	4,213,327
Inventories	7,867,002	8,457,325
Prepaid expenses and other current assets	292,778	254,658
Income taxes receivable	258,292	928,550
Deferred income taxes	1,028,796	1,144,086
Total Current Assets	15,622,622	15,123,442
Equipment and leasehold improvements, net	3,083,990	2,392,772
Other Assets:		
Product software development costs	3,229,370	2,366,828
Deferred income taxes	1,633,191	2,527,764
Cash surrender value of life insurance	3,836,314	3,339,485
Total Other Assets	8,698,875	8,234,077
Total Assets	$27,405,487	$25,750,291
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities:		
Accounts payable	$ 3,642,490	$ 4,794,598
Accrued liabilities	2,994,656	4,514,724
Dividends payable	442,962	442,962
Income taxes payable	599,938	—
Total Current Liabilities	7,680,046	9,752,284
Long-term Liabilities:		
Line of credit	1,400,000	1,250,000
Deferred compensation	1,978,318	1,752,459
Derivative liability	125,000	125,000
Other liabilities	776,072	678,300
Total Long-Term Liabilities	4,279,390	3,805,759
Total Liabilities	11,959,436	13,558,043
Stockholders' Equity:		
Common stock, $0.005 par value, authorized 20,000,000 shares; issued and outstanding 7,382,706 shares	36,914	36,914
Paid in capital	2,144,416	1,492,096
Retained earnings	13,264,721	10,663,238
Total Stockholders' Equity	15,446,051	12,192,248
Total Liabilities and Stockholders' Equity	$27,405,487	$25,750,291

Koss Corporation Consolidated Statements of Operations

Years Ended June 30,	2011	2010
Net sales	$ 41,518,135	$ 40,598,722
Cost of goods sold	24,661,503	23,730,311
Gross profit	16,856,632	16,868,411
Operating Expenses:		
Selling, general and administrative expenses	11,431,497	9,870,204
Unauthorized transactions	—	10,286,988
Unauthorized transaction related costs and (recoveries), net	(826,183)	1,666,986
Total Operating Expenses	10,605,314	21,824,178
Income (loss) from operations	6,251,318	(4,955,767)
Other Income (Expense):		
Interest income	13,214	263
Interest (expense) income, net	52,419	(429,138)
Total Other Income (Expense), net	65,633	(428,875)
Income (loss) before income tax provision (benefit)	6,316,951	(5,384,642)
Income tax provision (benefit)	1,943,620	(1,812,417)
Net income (loss)	$ 4,373,331	$ (3,572,225)
Income (Loss) per common share:		
Basic	$ 0.59	$ (0.48)
Diluted	$ 0.59	$ (0.48)
Dividends declared per common share	$ 0.24	$ 0.245



KOSS

rukus series

Scheduled Release: Fall 2011



MANAGEMENT INFORMATION

OFFICERS

John C. Koss
Chairman of the Board

Michael J. Koss
Vice Chairman, President, CEO, COO

David Smith
Executive Vice President, CFO, Secretary

John C. Koss, Jr.
Vice President Sales

Declan Hanley
Vice President International Sales

Lenore Lillie
Vice President Operations

Cheryl Mike
Vice President Human Resources, Customer Relations

DIRECTORS

John C. Koss
Chairman of the Board, Koss Corporation

Thomas L. Doerr
President, Doerr Corporation

Michael J. Koss
Vice Chairman, President, CEO, COO, Koss Corporation

Lawrence S. Mattson
Retired President, Oster Corporation

John J. Stollenwerk
Retired CEO, Allen Edmonds Shoe Corporation

Theodore H. Nixon
Chairman, CEO, D.D. Williamson

TRANSFER AGENT

Questions regarding a change of address, stock transfer, lost certificate, or information on a particular account should be directed in writing to:

American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, NY 10038

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly Virchow Krause, LLP

LEGAL COUNSEL

K&L Gates LLP

ANNUAL MEETING

Wednesday, October 5, 2011
9:00 AM · Hilton Milwaukee River
4700 N Port Washington Road
Milwaukee, WI 53212

KOSS CORPORATION 4129 N Port Washington Ave., Milwaukee, WI 53212-1052
414.964.5000 · www.koss.com